UNDER ARMOUR REPORTS FOURTH QUARTER AND FULL YEAR RESULTS; REITERATES FULL YEAR 2019 OUTLOOK

BALTIMORE, February 12, 2019 – Under Armour, Inc. (NYSE: UA, UAA) today announced financial results for the fourth quarter ended December 31, 2018. The company reports its financial performance in accordance with accounting principles generally accepted in the United States of America ("GAAP”). This press release refers to “currency neutral” and “adjusted” amounts, which are non-GAAP financial measures described below under the “Non-GAAP Financial Information” paragraph. References to adjusted financial measures exclude the impact of the company’s restructuring plans and the related tax effects, as well as adjustments to our one-time impacts of the 2017 U.S. tax reform legislation, which we refer to as the U.S. Tax Act. Reconciliations of non-GAAP amounts to the most directly comparable financial measure calculated in accordance with GAAP are presented in supplemental financial information furnished with this release. All per share amounts are reported on a diluted basis.

“Our 2018 results demonstrate significant progress against our multi-year transformation toward becoming an even stronger brand and more operationally excellent company,” said Under Armour Chairman and CEO Kevin Plank. “As we look ahead to 2019, our accelerated innovation agenda, disciplined go-to-market process and powerful consumer-centric approach gives us increasingly greater confidence in our ability to deliver for Under Armour athletes, customers and shareholders.”

Fourth Quarter 2018 Review

•Revenue was up 2 percent to $1.4 billion (up 3 percent currency neutral).
–Wholesale revenue increased 1 percent to $737 million and direct-to-consumer revenue was flat at $577 million, representing 41 percent of total revenue.
–North America revenue decreased 6 percent to $965 million and our international business increased 24 percent to $395 million (up 28 percent currency neutral), representing 28 percent of total revenue. Within the international business, revenue was up 32 percent in EMEA (up 35 percent currency neutral), up 35 percent in Asia-Pacific (up 39 percent currency neutral), and down 15 percent in Latin America (down 11 percent currency neutral).
–Apparel revenue increased 2 percent to $970 million with growth in the train category. Footwear revenue decreased 4 percent to $235 million primarily driven by lower sales to the off-price channel. Accessories revenue decreased 2 percent to $108 million.
•Gross margin increased 160 basis points to 45.0 percent compared to the prior year, including a $2 million impact related to restructuring efforts. Excluding restructuring efforts in both periods, adjusted gross margin increased 160 basis points to 45.1 percent compared to the prior year driven predominantly by regional and channel mix, product cost improvements, lower promotional activity, and lower air freight partially offset by changes in foreign currency.
•Selling, general & administrative expenses decreased 1 percent to $587 million, or 42.3 percent of revenue.
•Restructuring and impairment charges were $48 million.
•Operating loss was $10 million. Adjusted operating income was $40 million.
•Net income was $4 million or $0.01 earnings per share. Adjusted net income was $42 million or  $0.09 adjusted earnings per share.
•Inventory decreased 12 percent to $1.0 billion.
•Cash and cash equivalents increased 78 percent to $557 million.

Full Year 2018 Review

•Revenue was up 4 percent to $5.2 billion.
–Wholesale revenue increased 3 percent to $3.1 billion and direct-to-consumer revenue was up 4 percent to $1.8 billion, representing 35 percent of total revenue.
–North America revenue decreased 2 percent to $3.7 billion and our international business increased 23 percent to $1.3 billion (up 22 percent currency neutral), representing 26 percent of total revenue. Within the international business, revenue was up 25 percent in EMEA (up 23 percent currency neutral), up 29 percent in Asia-Pacific (up 27 percent currency neutral), and up 5 percent in Latin America (up 8 percent currency neutral).
–Apparel revenue increased 5 percent to $3.5 billion with growth primarily driven by the train category. Footwear revenue increased 2 percent to $1.1 billion largely driven by growth in the run category. Accessories revenue was down 5 percent to $422 million due to softer demand and continued actions to optimize our inventory and distribution.
•Gross margin was 45.1 percent  in line with the prior year including a $21 million impact related to restructuring efforts. Excluding restructuring efforts in both periods, adjusted gross margin increased 30 basis points to 45.5 percent driven predominantly by product cost improvements, lower promotional activity, and changes in foreign currency offset by channel mix.
•Selling, general & administrative expenses increased 4 percent to $2.2 billion, or 42.0 percent of revenue.
•Restructuring and impairment charges were $183 million.
•Operating loss was $25 million. Adjusted operating income was $179 million.
•Net loss was $46 million or $0.10 loss per share. Adjusted net income was $122 million or $0.27 adjusted earnings per share.

2018 Restructuring Plan

For the full year the company recognized $204 million of pre-tax charges, inclusive of $50 million in the fourth quarter. Of the $204 million recognized, there were $151 million in cash related charges and $53 million in non-cash related charges. This compares to the previously announced 2018 plan which anticipated approximately $200 to $220 million in restructuring related charges for the full year.

Full Year 2019 Outlook

There are no changes to the company's 2019 outlook, which was provided at its December 12, 2018 investor day:

•Revenue is expected to be up approximately 3 to 4 percent reflecting relatively flat results for North America and a low double-digit percentage rate increase in the international business.
• Gross margin is expected to increase approximately 60 to 80 basis points compared to 2018 adjusted gross margin due to channel mix benefits from lower planned sales to the off-price channel and a higher percentage of direct-to-consumer sales along with more favorable product costs due to ongoing supply chain initiatives.
• Operating income is expected to reach $210 million to $230 million.
•  Interest and other expense net is planned at approximately $40 million.
• Effective tax rate is expected to be in the 19 percent to 22 percent range.
• Earnings per share is expected to be in the range of $0.31 to $0.33; and,

• Capital expenditures are planned at approximately $210 million.

Conference Call and Webcast

Under Armour will hold its fourth quarter 2018 conference call and webcast today at approximately 8:30 a.m. Eastern Time. The call will be webcast live at https://about.underarmour.com/investor-relations/financials and will be archived and available for replay approximately three hours after the live event.

U.S. Tax Act

The U.S. Tax Act was enacted into law on December 22, 2017. The legislation contained several key tax provisions that affect Under Armour and, as required, the company included reasonable estimates of the income tax effects of the changes in tax law and tax rate in the company's 2017 financial results. These changes included a one-time mandatory transition tax on accumulated foreign earnings and a re-measuring of deferred tax assets which impacted our fourth quarter and full year of 2017. During the fourth quarter of 2018, the company revised and finalized its accounting for the one-time mandatory transition tax on accumulated foreign earnings and the re-measuring of deferred tax assets due to the U.S. Tax Act in accordance within the one-year measurement period allowed by the SEC.

Non-GAAP Financial Information

This press release refers to “currency neutral” and “adjusted” results. Currency neutral financial information is calculated to exclude the impact of changes in foreign currency. Management believes this information is useful to investors to facilitate a comparison of the company's results of operations period-over-period. Adjusted gross margin, adjusted operating income, adjusted net income, adjusted diluted earnings per share and adjusted effective tax rate exclude the impact of restructuring and other related charges and the impact of the U.S. Tax Act, as applicable. Management believes this information is useful to investors because it provides enhanced visibility into the company’s actual underlying results excluding the impact of its restructuring plans and recent significant changes in U.S. tax laws. These non-GAAP financial measures should not be considered in isolation and should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Additionally, the company's non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

About Under Armour, Inc.

Under Armour, Inc., headquartered in Baltimore, Maryland, is a leading inventor, marketer and distributor of branded performance athletic apparel, footwear and accessories. Designed to make all athletes better, the brand's innovative products are sold worldwide to consumers with active lifestyles. The company’s Connected Fitness™ platform powers the world’s largest digitally connected health and fitness community. For further information, please visit https://about.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, our anticipated charges and restructuring costs and the timing of these measures, the impact of recent tax reform legislation on our results of operations, the development and introduction of new products, the implementation of our marketing and branding strategies, and the future benefits and opportunities from significant investments. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “assumes,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect overall consumer spending or our industry; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to successfully execute any restructuring plans and realize expected benefits; our ability to effectively drive operational efficiency in our business; our ability to manage the increasingly complex operations of our global business; our ability to comply with existing trade and other regulations, and the potential impact of new trade, tariff and tax regulations on our profitability; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; any disruptions, delays or deficiencies in the design, implementation or application of our new global operating and financial reporting information technology system; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to successfully manage or realize expected results from acquisitions and other significant investments or capital expenditures; risks related to foreign currency exchange rate fluctuations; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; risks related to data security or privacy breaches, including the 2018 data security issue related to our Connected Fitness business; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract key talent and retain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

# # #

Under Armour Contacts:
Lance Allega	Kelley McCormick
VP, Investor Relations & Corporate Development	SVP, Corporate Communications
(410) 246-6810	(410) 454-6624

Under Armour, Inc.
For the Three Months and Year Ended December 31, 2018 and 2017
(Unaudited; in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,				Year Ended December 31,
	2018	% of Net Revenues	2017	% of Net Revenues	2018	% of Net Revenues	2017	% of Net Revenues
Net revenues	$1,389,980	100.0%	$1,369,216	100.0%	$5,193,185	100.0%	$4,989,244	100.0%
Cost of goods sold	764,753	55.0%	775,658	56.6%	2,852,714	54.9%	2,737,830	54.9%
Gross profit	625,227	45.0%	593,558	43.4%	2,340,471	45.1%	2,251,414	45.1%
Selling, general and administrative expenses	587,446	42.3%	594,694	43.4%	2,182,339	42.0%	2,099,522	42.1%
Restructuring and impairment charges	48,228	3.5%	35,952	2.6%	183,149	3.5%	124,049	2.5%
Income (loss) from operations	(10,447)	(0.8)%	(37,088)	(2.7)%	(25,017)	(0.5)%	27,843	0.6%
Interest expense, net	(7,302)	(0.5)%	(9,301)	(0.7)%	(33,568)	(0.6)%	(34,538)	(0.7)%
Other income (expense), net	272	—%	(2,231)	(0.2)%	(9,203)	(0.2)%	(3,614)	(0.1)%
Loss before income taxes	(17,477)	(1.3)%	(48,620)	3.6%	(67,788)	(1.3)%	(10,309)	(0.2)%
Income tax expense (benefit)	(21,242)	(1.5)%	39,300	2.9%	(20,552)	(0.4)%	37,951	0.8%
Income from equity method investment	453	—%	—	—%	934	—%	—	—%
Net income (loss)	$4,218	0.3%	$(87,920)	(6.4)%	$(46,302)	(0.9)%	$(48,260)	(1.0)%

Basic net income (loss) per share of Class A, B and C common stock	$0.01		$(0.20)		$(0.10)		$(0.11)
Diluted net income (loss) per share of Class A, B and C common stock	$0.01		(0.20)		(0.10)		(0.11)
Weighted average common shares outstanding Class A, B and C common stock
Basic	448,438		441,826		445,815		440,729
Diluted	452,497		441,826		445,815		440,729

Under Armour, Inc.
For the Three Months and Year Ended December 31, 2018 and 2017
(Unaudited; in thousands)
NET REVENUES BY PRODUCT CATEGORY

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change
Apparel	$970,392	$951,667	2.0%	$3,462,372	$3,287,121	5.3%
Footwear	235,174	246,204	(4.5)%	1,063,175	1,037,840	2.4%
Accessories	108,246	110,666	(2.2)%	422,496	445,838	(5.2)%
Total net sales	1,313,812	1,308,537	0.4%	4,948,043	4,770,799	3.7%
Licensing revenues	45,909	32,936	39.4%	124,785	116,575	7.0%
Connected Fitness	30,259	27,743	9.1%	120,357	101,870	18.1%
Total net revenues	$1,389,980	$1,369,216	1.5%	$5,193,185	$4,989,244	4.1%
NET REVENUES BY SEGMENT

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change
North America	$964,830	$1,024,242	(5.8)%	$3,735,293	$3,802,406	(1.8)%
EMEA	178,153	135,313	31.7%	588,580	469,996	25.2%
Asia-Pacific	167,513	123,936	35.2%	558,160	433,648	28.7%
Latin America	49,225	57,982	(15.1)%	190,795	181,324	5.2%
Connected Fitness	30,259	27,743	9.1%	120,357	101,870	18.1%
Total net revenues	$1,389,980	$1,369,216	1.5%	$5,193,185	$4,989,244	4.1%
INCOME (LOSS) FROM OPERATIONS

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change
North America	$(7,083)	$(43,945)	83.9%	$(66,305)	$20,179	(428.6)%
EMEA	(11,145)	3,986	(379.6)%	(9,379)	17,976	(152.2)%
Asia-Pacific	21,379	12,989	64.6%	95,128	82,039	16.0%
Latin America	(11,004)	(10,910)	(0.9)%	(48,470)	(37,085)	(30.7)%
Connected Fitness	(2,594)	792	(427.5)%	4,009	(55,266)	107.3%
Income (loss) from operations	$(10,447)	$(37,088)	(71.8)%	$(25,017)	$27,843	(189.9)%

Under Armour, Inc.
As of December 31, 2018 and December 31, 2017
(Unaudited; in thousands)
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$557,403	$312,483
Accounts receivable, net	652,546	609,670
Inventories	1,019,496	1,158,548
Prepaid expenses and other current assets	364,183	256,978
Total current assets	2,593,628	2,337,679
Property and equipment, net	826,868	885,774
Goodwill	546,494	555,674
Intangible assets, net	41,793	46,995
Deferred income taxes	112,420	82,801
Other long term assets	123,819	97,444
Total assets	$4,245,022	$4,006,367
Liabilities and Stockholders’ Equity
Revolving credit facility, current	$—	$125,000
Accounts payable	560,884	561,108
Accrued expenses	340,415	296,841
Customer refund liability	301,421	—
Current maturities of long term debt	25,000	27,000
Other current liabilities	88,257	50,426
Total current liabilities	1,315,977	1,060,375
Long term debt, net of current maturities	703,834	765,046
Other long term liabilities	208,340	162,304
Total liabilities	2,228,151	1,987,725
Total stockholders’ equity	2,016,871	2,018,642
Total liabilities and stockholders’ equity	$4,245,022	$4,006,367

Under Armour, Inc.
For the Years Ended December 31, 2018 and 2017
(Unaudited; in thousands)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2018	2017
Cash flows from operating activities
Net loss	$(46,302)	$(48,260)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	$181,768	$173,747
Unrealized foreign currency exchange rate (gains) losses	14,023	(29,247)
Loss on disposal of property and equipment	4,256	2,313
Impairment charges	9,893	71,378
Amortization of bond premium	254	254
Stock-based compensation	41,783	39,932
Excess tax benefit (loss) from stock-based compensation arrangements	—	(75)
Deferred income taxes	(38,544)	55,910
Changes in reserves and allowances	(234,998)	108,757
Changes in operating assets and liabilities:
Accounts receivable	186,834	(79,106)
Inventories	109,919	(222,391)
Prepaid expenses and other assets	(107,855)	(52,106)
Accounts payable	26,413	145,695
Accrued expenses and other liabilities	134,594	109,823
Customer refund liability	305,141	—
Income taxes payable and receivable	41,051	(39,164)
Net cash provided by operating activities	628,230	237,460
Cash flows from investing activities
Purchases of property and equipment	$(170,385)	$(281,339)
Sale of property and equipment	11,285	—
Purchase of equity method investment	(39,207)	—
Purchases of other assets	(4,597)	(1,648)
Net cash used in investing activities	(202,904)	(282,987)
Cash flows from financing activities
Proceeds from long term debt and revolving credit facility	$505,000	$763,000
Payments on long term debt and revolving credit facility	(695,000)	(665,000)
Employee taxes paid for shares withheld for income taxes	(2,743)	(2,781)
Proceeds from exercise of stock options and other stock issuances	2,580	11,540
Payments of debt financing costs	(11)	—
Other financing fees	306	—
Net cash provided by (used in) financing activities	(189,868)	106,759
Effect of exchange rate changes on cash, cash equivalents and restricted cash	12,467	4,178
Net increase in cash, cash equivalents and restricted cash	247,925	65,410
Cash, cash equivalents and restricted cash
Beginning of period	318,135	252,725
End of period	$566,060	$318,135

Under Armour, Inc.
For the Three Months and Year Ended December 31, 2018
(Unaudited)

The table below presents the reconciliation of net revenue growth (decline) calculated in accordance with GAAP to currency neutral net revenue which is a non-GAAP measure. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.
CURRENCY NEUTRAL NET REVENUE GROWTH (DECLINE) RECONCILIATION

	Three Months Ended December 31, 2018	Year Ended December 31, 2018
Total Net Revenue
Net revenue growth - GAAP	1.5%	4.1%
Foreign exchange impact	1.0%	(0.3)%
Currency neutral net revenue growth - Non-GAAP	2.5%	3.8%

North America
Net revenue decline - GAAP	(5.8)%	(1.8)%
Foreign exchange impact	0.2%	—%
Currency neutral net revenue decline - Non-GAAP	(5.6)%	(1.8)%

EMEA
Net revenue growth - GAAP	31.7%	25.2%
Foreign exchange impact	3.5%	(2.4)%
Currency neutral net revenue growth - Non-GAAP	35.2%	22.8%

Asia-Pacific
Net revenue growth - GAAP	35.2%	28.7%
Foreign exchange impact	3.6%	(1.5)%
Currency neutral net revenue growth - Non-GAAP	38.8%	27.2%

Latin America
Net revenue growth (decline) - GAAP	(15.1)%	5.2%
Foreign exchange impact	4.3%	3.1%
Currency neutral net revenue growth (decline) - Non-GAAP	(10.8)%	8.3%

Total International
Net revenue growth - GAAP	24.5%	23.3%
Foreign exchange impact	3.7%	(1.2)%
Currency neutral net revenue growth - Non-GAAP	28.2%	22.1%

Under Armour, Inc.
For the Three Months and Year Ended December 31, 2018
(Unaudited; in millions)

The tables below present the reconciliation of the Company's consolidated statement of operations presented in accordance with GAAP to certain adjusted non-GAAP financial measures discussed in this press release. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.
ADJUSTED GROSS MARGIN RECONCILIATION

	Three months ended December 31, 2018	Year ended December 31, 2018
Gross margin	45.0%	45.1%
Add: Impact of restructuring	0.1%	0.4%
Adjusted gross margin	45.1%	45.5%
ADJUSTED OPERATING INCOME (LOSS) RECONCILIATION

	Three months ended December 31, 2018	Year ended December 31, 2018
Loss from operations	$(10)	$(25)
Add: Impact of restructuring	50	204
Adjusted operating income	$40	$179
ADJUSTED NET INCOME RECONCILIATION

	Three months ended December 31, 2018	Year ended December 31, 2018
Net income	$4	$(46)
Add: Impact US tax reform	2	—
Add: Impact of restructuring	36	168
Adjusted net income	$42	$122
ADJUSTED DILUTED EARNINGS PER SHARE RECONCILIATION

	Three months ended December 31, 2018	Year ended December 31, 2018
Diluted net income per share	$0.01	$(0.10)
Add: Impact US tax reform	—	—
Add: Impact of restructuring	0.08	0.37
Adjusted diluted income per share	$0.09	$0.27

ADJUSTED EFFECTIVE TAX RATE RECONCILIATION

	Three months ended December 31, 2018	Year ended December 31, 2018
Effective tax rate	121.5%	30.3%
Add (less): Impact of US tax reform	10.9%	0.3%
Less: Impact of restructuring	162.0%	18.7%
Adjusted effective tax rate	(29.6)%	11.3%

Under Armour, Inc.
As of December 31, 2018 and 2017
BRAND HOUSE AND FACTORY HOUSE DOOR COUNT

	December 31,
	2018	2017
Factory House	163	162
Brand House	16	19
North America total doors	179	181

Factory House	73	57
Brand House	67	57
International total doors	140	114

Factory House	236	219
Brand House	83	76
Total doors	319	295